Exhibit 14
B.H.I.T. INC.
CODE OF ETHICS
March 2004
B.H.I.T. Inc. (the “Company”) is committed to uphold the highest standards of ethics in the conduct of our business affairs. We have a duty to carry out our responsibilities in accordance with both the letter and the spirit of the law. We will strictly comply with the laws, rules and regulations that apply to our Company and with the corporate policies, procedures and guidelines established by our Company.
The Company acts only through its employees and therefore every employee is responsible for carrying out our commitment to these high standards. We expect every employee to act with honesty and integrity in every aspect of daily business and to follow the principles set out in this Code of Ethics (the “Code”) in all business matters.
Failure to comply with the standards contained in the Code can damage the Company’s good name, trade and client relations and business opportunities. In addition, conduct that violates applicable laws or regulations can subject the individuals involved and the Company and its officers to civil liabilities and in many cases to prosecution, imprisonment and fines.
For convenience, the Code is drafted to refer to Company employees, but “employees” should be read to include also every director, officer, consultant and agent of the Company, unless the context clearly otherwise indicates. Copies of the Code, available from the President of the Company, should be provided to consultants and agents retained to provide services to which the Code is applicable.
A. Dissemination of Confidential Information
Company employees will learn confidential information in the course of their employment about the Company’s business or about the business of our present and prospective clients. Confidential information may include business, financial, pricing and marketing data, supplier and customer information and personnel information such as salary data.
The Company is committed to protecting confidential information to the maximum extent reasonable and possible. Every employee must keep such information confidential and not disclose it to anyone who does not have a legitimate need to know, including others within the Company. Employees may not use confidential information except in connection with the Company’s business.
Former employees remain bound by the rules of confidentiality. An employee who leaves a job at the Company may not use confidential information learned while employed here, nor may such information be given to anyone else to use.

Employees have a special obligation not to buy or sell the Company’s or any client company’s securities when they have knowledge of any important information regarding the Company or the client company which is not generally known to the public. Please see the discussion under the heading “Securities Trading” for additional guidelines.
B. Securities Trading
The Company’s stock is traded publicly, and the Company has a commitment to compliance with applicable United States federal and state and foreign securities laws and regulations. In the course of business operations, you may become aware of nonpublic information regarding important business affairs of the Company or other firms. The securities laws prohibit trading securities on the basis of such information if it is material. Under the securities laws, information is deemed to be material if an investor would consider it important in deciding whether to buy, sell or hold securities. Examples of some types of material information are financial results, financial forecasts, possible mergers, acquisitions, joint ventures and other purchases and sales of or investments in companies, obtaining or losing important contracts, significant discoveries, important product developments, major litigation developments and major changes in business direction.
Employees may not (i) direct someone else to buy or sell on their behalf if they have knowledge of any material nonpublic information or (ii) pass material nonpublic information on to outsiders (“tipping”) who may then trade on it. Do not give advice or recommendations to others concerning an investment in Company securities or the securities of another company about which you have heard through your employment with the Company. This restriction applies to your family and friends.
C. Conflict of Interest
No officer, employee or member of his or her immediate family shall have a conflict of interest with the business of the Company. A conflict of interest can exist where an employee or a member of his immediate family:
•	Has an interest in, or a position with a supplier, customer or competitor of our Company, or such other financial interest as could affect the employee’s judgment (the exception being ownership of a listed company’s stock).

•	Gains personal enrichment through access to confidential information, whether in connection with the trading in the Company stock or otherwise.

•	Gains personal enrichment through misuse of his or her position in the Company.

D. Making and Accepting Gifts
Employees of the Company shall not make, nor accept gifts of more than $75 in value from:
•	Customers, prospective customers, suppliers or prospective suppliers of the Company.

•	Employees of any customer, prospective customer, supplier or prospective supplier of the Company.
In addition, employees shall not make, or accept from the above, any entertainment or social invitations involving more than reasonable cost. Should an employee have questions whether a gift may be contrary to this Code, then advance written approval should be sought from their supervisor and each supervisor should make a report to the President of the Company regarding the circumstances if the gift is accepted.
E. Political Contributions, Payment to Unrelated Parties and Outside Activities
No political contributions shall be made by the Company unless permitted by local and United States law and made with the prior written consent of the President of the Company.
No employee shall be reimbursed directly or indirectly for any political contribution made by such employee.
An employee must obtain written permission in advance from their immediate supervisor before serving as a director, trustee, officer, owner, partner or employee of any other organization, or before entering self-employment, consulting, writing, speaking, teaching or any other individual employment activity.
Employees may serve as volunteers, without compensation, in the capacity of director, trustee, officer, member or representative of non-profit organizations such as school boards, hospitals, churches and social organizations without obtaining prior approval of their immediate supervisor, provided there are no points of conflict with the Company and with their employment with the Company.
No Employee shall accept individual compensation for making an oral presentation, writing, teaching, lecturing, rendering charitable or professional services or for performing any other activity prepared or carried out using the time or facilities of the Company. Any amounts received for activities of this type must be approved in writing by the employee’s immediate supervisor and any amounts received remitted to the Company.
If no company time or facilities are used in the preparation or delivery of the non-company activity, individual compensation received may be retained by the individual, subject to the aforementioned Conflict of Interest rules. This permission does not extend to books or articles subject of which is related to the types of business conducted by the Company as to which prior written approval is required.

F. Trade, Technical Secrets and Competition
Trade and technical secrets shall not be disclosed by any employee to anyone except with prior approval by the President of the Company and when accompanied by appropriate legal documents to protect these valuable assets.
In its business activities the Company engages in vigorous, but fair and ethical competition. The Company excludes all practices which are anti-competitive, illegal or unethical. Discussions and agreements, oral or written, with competitors concerning pricing or other competitive policies are prohibited. Employees must take special care to ensure that in meeting of trade associations and other business groups, competitive policies and practices are not discussed.
G. Bribes, Illegal Payments and Kickbacks
No payments by the Company shall be approved or made with the intention or understanding that any part or all of such payment is to be used for any purpose other than described by the supporting documents.
No employee is to use funds, assets, or services of the Company for an unlawful purpose.
H. Accounting Accuracy
No undisclosed or unrecorded fund or asset of the Company shall be established or maintained.
No false or misleading entries shall be made in the books and records of the Company.
No employee shall knowingly make a false or misleading statement to the Company’s independent auditors.
Any employee having information or knowledge of an unrecorded fund or asset or any prohibited act shall promptly report such matter to the President of the Company.
I. Compliance with Trade Laws
Compliance with government trade laws in spirit and in letter is a fundamental Company policy.
No employee may directly, or indirectly, engage in agreements to limit production or services, unjustified and undocumented preferential price, trade reciprocity or other activities contrary to the Company pricing policies.
J. General
The President of the Company shall be responsible for the administration of and compliance with the Code. Periodic distribution and reinforcement to ensure employee knowledge and compliance is required of all employees. Exceptions to this Code may only be granted by the President of the Company or his designee.

Employees will annually be required to complete an acknowledgement and compliance with the Code.
All employees are required to keep their supervisory officers fully informed on all matters pertinent to the Company’s affairs and business activities with the aim of ensuring that senior management will be fully informed on a timely basis as to all such matters. If any employee believes there may be conflicts of interest in reporting to senior management any acts which fail to comply with this Code, or the employee believes senior management acts may be contrary to the Code, then the employee is directed to contact the President of the Company.
K. Labor and Employment Law
The Company is committed to cultivating a safe and fair work environment. All employees must comply with all applicable United States and foreign laws concerning labor and employment. The Company is bound by these laws and has established policies and programs, including equal employment opportunity policies, safety and health programs and wage and hour procedures, to ensure compliance with legal requirements, certain of which are described below.
Equal Employment Opportunity. The Company is dedicated to the goal of providing equal opportunity for all employees. We have a duty to ensure that everyone has a fair and equal opportunity not only of being hired, but also of being promoted and enjoying all of the opportunities offered by the Company. It is therefore Company policy to recruit, hire and promote without discrimination based on any impermissible classification including, but not limited to, race, color, creed, religion, sex, national origin, citizenship, age, disability, marital status, veteran status or sexual orientation. As an equal employment opportunity employer, the Company is dedicated to the principles of affirmative action and requires all employees to implement steps to achieve those principles.
Consistent with this policy, the Company will not tolerate discrimination against its employees by any employee or any individual or firm with whom the Company does business based upon any impermissible classification. The Company will not tolerate racist or bigoted remarks or treating fellow employees with disrespect. If you believe you have been subjected to unlawful employment discrimination, you should immediately contact the President of the Company. All complaints of employment discrimination will be investigated swiftly and in as confidential a manner as possible, and, if appropriate, corrective and disciplinary action will be taken.
Sexual Harassment. As part of the Company’s equal employment opportunity policy, the Company is committed to protecting the right of its employees to work in an environment that is free from all forms of discrimination, including sexual harassment. No form of sexual harassment will be tolerated. Sexual harassment may include unwelcome sexual advances, requests for sexual favors, and verbal, physical or visual conduct or conditions of a sexual nature that have the effect of unreasonably interfering with an employee’s work performance or which create an intimidating, hostile or offensive work environment. If you believe you have been the victim of sexual harassment, you should immediately contact the President of the Company. All allegations of sexual harassment will be investigated promptly in as confidential a manner as possible, and, if appropriate, corrective and disciplinary action will be taken.
Safety and Health. The Company is committed to providing its employees with a safe and healthy work environment and complying with all applicable occupational safety and health laws and standards. Employees are required to report any adverse health or safety incidents or conditions, including broken equipment or machinery and accidents, to the President of the Company. All such reports will be investigated promptly and corrective action will be taken as appropriate.
Other activities which are prohibited because they are not conducive to a good work environment include: (i) harassment, threats and violent behavior; (ii) possession of weapons; and (iii) possession, use, sale or distribution of illegal drugs. If employees are under the influence of illegal drugs or alcohol, they may not be present on Company premises.
L. Responding to Inquiries from the Press and Others
Requests for financial or business information about the Company from any member of the investment community, including securities analysts, fund and portfolio managers, directors of research and brokers, or any member of the business or financial press or other news media, should be referred to the President of the Company to ensure appropriate and timely response. Requests for information or other contacts from the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or other securities regulators must also be referred to the President of the Company. It is critical that employees not respond to any such inquiries or contacts themselves because any inappropriate or inaccurate response, even a disclaimer of information, may result in adverse publicity and could otherwise seriously affect the Company’s legal position. This policy does not apply to requests for published financial information, such as Annual and Quarterly Reports, or to requests concerning normal marketing product or promotional publicity activities of the Company.
Requests for proposed interviews with any Company employee by the financial community or news media, and the issuance of any press release by any Company employee, must be reviewed and approved in advance by the President of the Company. Company-initiated interviews similarly must be approved before they may be scheduled with the media.

Exhibit A
B.H.I.T. INC.
COMPLIANCE ACKNOWLEDGMENT
This is to acknowledge that I have received, read and understand the Code of Ethics of B.H.I.T. Inc. (the “Code”). I agree to comply fully with the standards contained in the Code (and the related policies and procedures adopted by B.H.I.T. Inc. and understand that compliance with these standards, policies and procedures is a condition to my continued employment or associations with B.H.I.T. Inc. and its subsidiaries. Further, except as set forth below, I am in full compliance with the Code and such policies and procedures, I have no knowledge of any violations of the Code by others and I have no agreements with, or obligations to, others which may present me with a conflict of interest (please specify any exceptions below and on attached sheets or state “none”):
I acknowledge that the Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment or employment other than at-will.

Employee